Exhibit 99.1
LogMeIn Announces Fourth Quarter and Fiscal Year 2010 Results
Annual Revenue up 36% to $101.1 Million; Fourth Quarter Revenue Increases 53% to $30.9
Million; Fourth Quarter Non-GAAP Net Income Doubles to $6.9 Million, or $0.28 per share;
Fourth Quarter Net Income Increases 118% to $5.4 Million, or $0.21 per share
Woburn, Mass., February 15, 2011 — LogMeIn, Inc. (NASDAQ: LOGM), a provider of SaaS-based, remote-connectivity solutions, today announced its results for the fourth quarter and fiscal year ended December 31, 2010.
For the fourth quarter of 2010, revenue increased 53 percent to $30.9 million from $20.2 million reported in the fourth quarter of 2009. Net income attributable to common stockholders for the fourth quarter of 2010 increased to $5.4 million, or $0.21 per diluted share, from net income attributable to common stockholders of $2.5 million, or $0.10 per diluted share, reported in the fourth quarter of 2009. Revenue in the fourth quarter of 2010 includes $3.4 million in non-recurring revenue related to an agreement with Intel.
Non-GAAP net income for the fourth quarter of 2010 increased to $6.9 million, or $0.28 per diluted share, as compared to $3.5 million, or $0.14 per diluted share, reported in the fourth quarter of 2009. Non-GAAP net income excludes $106,000 in amortization of intangibles and $1.5 million in stock compensation expense for the fourth quarter of 2010, and $186,000 in amortization of intangibles and $806,000 of stock compensation expense for the fourth quarter of 2009.
For fiscal year 2010, revenue increased 36 percent to $101.1 million from $74.4 million in 2009. Net income attributable to common stockholders increased to $21.1 million, or $0.85 per diluted share, in fiscal year 2010 from net income attributable to common stockholders of $7.5 million, or $0.37 per diluted share, reported in 2009.
Non-GAAP net income for fiscal year 2010 increased to $21.1 million, or $0.85 per diluted share, from non-GAAP net income of $12.5 million, or $0.59 per diluted share, reported in 2009. Non-GAAP net income excludes $589,000 in amortization of intangibles and $5.0 million in stock compensation expense for 2010, and $743,000 in amortization of intangibles and $2.9 million of stock compensation expense in 2009.
Cash flow from operations for the fourth quarter of 2010 was $14.3 million, or 46 percent of revenue, as compared to $7.0 million in the prior quarter. For fiscal year 2010, cash flow from operations was $36.5 million, or 36 percent of revenue. The Company closed 2010 with cash, cash equivalents and short-term investments of $167.4 million. A reconciliation of the comparable GAAP financial measures to non-GAAP measures used above is included in the attached tables.
Additionally, the Company reported total deferred revenue of $42.8 million, an increase of $2.3 million over the prior quarter. Total premium customers were approximately 585,000, up 285,000 during the fiscal year and an increase of approximately 95,000 customers in the fourth quarter, up from an increase of approximately 85,000 in the prior quarter.
“We are pleased to report a very strong fourth quarter and a great 2010 for LogMeIn,” said Michael Simon, President and CEO of LogMeIn. “Over the past year LogMeIn has aggressively strived to be at the forefront of changes in mobility, innovating on our products and business to meet the rapidly evolving needs of today’s consumers and organizations. This ability to embrace and capitalize on these market trends through consistent, across-the-business execution was a hallmark of LogMeIn’s success in 2010 — success that we believe manifested itself in our financial results, significant customer growth and expansion into new market opportunities.
“Evidence of this trend came in the form of new offerings and expansions to our core product lines. These development efforts included the launch of iPad and Android versions of our popular Ignition app, our entry into the collaboration market with join.me, new features in Rescue to support an increasing number of iPads entering the workplace, and the addition of One2Many capabilities to LogMeIn Central to better support distributed, mobile workforces.
“As we look into 2011, we believe that changes in the mobile and digital landscape — the proliferation of tablets, the rise of the multi-device consumer, and an increasing number of businesses embracing ‘bring your own device’ policies — will only continue to accelerate. We believe our remote access, support and collaboration businesses are uniquely positioned to benefit from these market trends this year and beyond. We remain committed to the ongoing innovation and across-the-business execution necessary to help us to further capitalize on this digital and mobile evolution. As a result, we continue to be optimistic about our ultimate opportunity to grow the business, expand our market presence and deliver more stockholder value over the long-term,” concluded Simon.
Business Outlook
Based on information available as of February 15, 2011, LogMeIn is issuing guidance for the first quarter 2011 and fiscal year 2011.
This guidance includes litigation costs associated with the Company’s defense against the patent infringement claims made by 01 Communique. The Company continues to defend itself vigorously against these claims and believes it has strong defenses against the claims. The litigation costs associated with defending the claims are increasing as the Company progresses further in the discovery process and enters the trial phase. Accordingly, the Company expects its litigation related costs to be approximately $3.0 million in each of the first and second quarters of 2011 and approximately $8.0 million for the full fiscal year. Due to the nature and extent of these litigation costs the Company will issue separate guidance on the litigation costs and report these costs as a reconciling item in its non-GAAP disclosure for 2011.
First Quarter 2011: The Company expects first quarter revenue to be in the range of $26.3 million to $26.6 million.
Non-GAAP net income is expected to be in the range of $3.3 million to $3.6 million, or $0.13 to $0.14 per diluted share. Non-GAAP net income will exclude an estimated $112,000 in amortization of intangibles, $1.9 million in stock compensation expense, and $3.0 million in litigation expenses related to patent infringement defense.
Net income, which includes the amortization of intangibles, stock compensation and litigation expenses, is expected to be in the range of $100,000 to $400,000, or $0.00 to $0.01 per share.
Net income per diluted share calculations for the first quarter of 2011 are based on estimated fully-diluted weighted average shares outstanding of 25.5 million shares.
Fiscal year 2011: The Company expects full year 2011 revenue to be in the range of $116.0 million to $120.0 million.
Non-GAAP net income is expected to be in the range of $17.7 million to $19.0 million, or $0.68 to $0.73 per diluted share. Non-GAAP net income will exclude an estimated $300,000 in amortization of intangibles, $9.0 million in stock compensation expense, and $8.0 million in litigation expenses related to patent infringement defense.
Net income, which includes the amortization of intangibles, stock compensation and litigation expenses, is expected to be in the range of $6.5 million to $7.8 million, or $0.25 to $0.30 per share.
GAAP and non-GAAP net income for the first quarter and fiscal year 2011 assume an effective tax rate of 35 percent, versus, a GAAP tax benefit rate of 13 percent in fiscal year 2010, due to the reversal of its tax valuation allowance and a Non-GAAP effective tax rate of 13 percent.
Net income per diluted share calculations for 2011 are based on estimated fully-diluted weighted average shares outstanding of 26.1 million shares.
Conference Call Information for Today, Tuesday, February 15, 2011
LogMeIn will host a corresponding conference call and live webcast at 5:00 p.m. Eastern Time today. To access the conference call, dial 877-941-2069 (for the U.S. and Canada) or 480-629-9713 (for international callers). A live webcast will be available on the Investor Relations section of the Company’s corporate website at www.LogMeIn.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 7:00 p.m. Eastern Time on February 15, 2011 until 11:59 p.m. Eastern Time on February 22, 2011, by dialing 800-406-7325 (for the U.S. and Canada) or 303-590-3030 (for international callers) and entering passcode 4401281#.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures including non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP cash flow from operations. Non-GAAP operating income excludes the amortization of intangibles and stock compensation expense. Non-GAAP net income and non-GAAP net income per diluted share exclude the amortization of intangibles, stock compensation expense and expenses related to the accretion of redeemable convertible preferred stock. Non-GAAP net income further excludes a one-time tax benefit associated with the reversal of a valuation allowance. Non-GAAP cash flow from operations includes a non-cash tax benefit associated with the exercise of employee stock options. The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods and uses these measures in financial reports prepared for management and the Company’s board of directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.
The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.
Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included in this release.
About LogMeIn, Inc.
LogMeIn (Nasdaq:LOGM) provides SaaS-based remote access, support and collaboration solutions to quickly, simply and securely connect millions of internet-enabled devices across the globe — computers, smartphones, iPad™ tablets, digital displays, and even in-dash computers of the Ford F-150 pick-up truck. Designed for consumers, mobile professionals and IT organizations, LogMeIn’s solutions empower over 11.0 million active users to connect more than 100 million devices. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, the Netherlands, and the UK.
Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the value and effectiveness of the Company’s products, the introduction or performance of product enhancements or new products, the Company’s intent to expand its portfolio of products, the Company’s growth, the Company’s litigation with 01 Communique, including costs associated with the litigation, and expansion and the Company’s financial guidance for fiscal year 2011 and the first quarter of 2011. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, dependence on the remote support and software market, customer adoption of the Company’s solutions, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, intellectual property litigation, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to compete effectively, the Company’s ability to develop and introduce new products and add-ons or enhancements to existing products, the Company’s ability to manage growth, the Company’s ability to attract and retain key personnel, the Company’s ability to protect its intellectual property and other proprietary rights, the result of any pending litigation, and other risks detailed in the Company’s other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
LogMeIn, LogMeIn Central, LogMeIn Pro2, LogMeIn Hamachi2, LogMeIn Free, LogMeIn Rescue,
LogMeIn Ignition and join.me are trademarks or registered trademarks of LogMeIn in the US and other countries around the world. iPhone and iPad are trademarks of Apple, Inc. in the US and other countries around the world. Intel is the trademark of Intel Corporation in the US and other countries around the world.
Contact Information:
Investors
Erica Abrams or Matthew Hunt
Blueshirt Group
415-217-5864, 415-489-2194
erica@blueshirtgroup.com
matt@blueshirtgroup.com
Press
Craig VerColen
LogMeIn, Inc.
781-897-0696
Press@LogMeIn.com

LogMeIn, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31,	December 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$100,290	$77,280
Marketable securities	29,956	90,144
Accounts receivable, net	4,150	4,744
Prepaid expenses and other current assets	1,834	2,906
Deferred income taxes	—	1,316

Total current assets	136,230	176,390
Property and equipment, net	4,859	6,199
Restricted cash	373	350
Intangibles, net	751	578
Goodwill	615	615
Other assets	31	27
Deferred income taxes	—	2,518

Total assets	$142,859	$186,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,328	$2,177
Accrued liabilities	7,324	10,829
Deferred revenue, current portion	32,191	41,763

Total current liabilities	41,843	54,769
Deferred revenue, net of current portion	1,912	1,030
Other long-term liabilities	595	500

Total liabilities	44,350	56,299

Commitments and contingencies
Stockholders’ equity:
Common stock	224	238
Additional paid-in capital	122,465	133,425
Accumulated deficit	(24,183)	(3,084)
Accumulated other comprehensive income (loss)	3	(201)

Total stockholders’ equity	98,509	130,378

Total liabilities and stockholders’ equity	$142,859	$186,677

LogMeIn, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010

Revenue	$20,233	$30,890	$74,408	$101,057
Cost of revenue	2,000	2,396	7,508	9,124

Gross profit	18,233	28,494	66,900	91,933

Operating expenses
Research and development	3,662	4,340	13,149	15,214
Sales and marketing	9,443	13,715	35,821	45,869
General and administrative	2,510	3,929	8,297	12,319
Amortization of intangibles	82	92	328	338

Total operating expenses	15,697	22,076	57,595	73,740

Income from operations	2,536	6,418	9,305	18,193

Interest income, net	61	178	128	634
Other income (expense)	7	(117)	(294)	(219)

Income before income taxes	2,604	6,479	9,139	18,608
Benefit (provision) for income taxes	(130)	(1,092)	(342)	2,491

Net income	2,474	5,387	8,797	21,099

Accretion of redeemable convertible preferred stock	—	—	(1,311)	—

Net income attributable to common stockholders	$2,474	$5,387	$7,486	$21,099

Net income attributable to common stockholders per share:
basic	$0.11	$0.23	$0.39	$0.91
diluted	$0.10	$0.21	$0.37	$0.85
Weighted average shares outstanding:
basic	22,284,261	23,753,375	12,989,943	23,244,479
diluted	24,213,837	25,222,794	14,835,314	24,839,905
Calculation of Non-GAAP Operating Income, Non-GAAP Net Income and Non-GAAP Net Income per share (unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010

GAAP Income from operations	$2,536	$6,418	$9,305	$18,193

Add Back:
Amortization of intangibles included in cost of revenue	104	14	415	251
Amortization of intangibles included in operating expense	82	92	328	338
Stock-based compensation expense	806	1,456	2,922	4,992

Non-GAAP Operating income	3,528	7,980	12,970	23,774

Other income (expense), net	68	61	(166)	415

Non-GAAP Income before provision for income taxes	3,596	8,041	12,804	24,189

Provision for income taxes (For the twelve months ended December 31, 2010, excludes a $5,572 tax benefit for the reversal of a valuation allowance related to U.S. and certain foreign deferred tax assets)	(130)	(1,092)	(342)	(3,081)

Non-GAAP Net income	$3,466	$6,949	$12,462	$21,108

Non-GAAP Diluted net income per share:	$0.14	$0.28	$0.59	$0.85
Diluted weighted average shares outstanding used in computing per share amounts:	24,213,837	25,222,794	21,167,966	24,839,905
Stock-Based Compensation Expense
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010

Stock-based compensation expense:
Cost of revenue	$16	$64	$54	$261
Research and development	110	192	537	638
Sales and marketing	253	510	932	1,553
General and administrative	427	690	1,399	2,540

Total stock based-compensation	$806	$1,456	$2,922	$4,992

LogMeIn, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Cash flows from operating activities
Net income	$2,474	$5,387	$8,797	$21,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	922	983	3,201	3,719
Amortization of premiums on investments	1	79	1	239
Provision for bad debts	30	23	115	88
Deferred income taxes	2	2,831	14	(3,823)
Stock-based compensation	806	1,456	2,922	4,992
Loss (gain) on disposal of equipment	—	—	1	(2)
Changes in assets and liabilities:
Accounts receivable	251	1,060	436	(682)
Prepaid expenses and other current assets	290	(745)	(169)	(1,071)
Other assets	2	(3)	(8)	3
Accounts payable	251	(1,182)	730	(332)
Accrued liabilities	630	2,030	2,104	3,644
Deferred revenue	2,139	2,331	5,744	8,690
Other long-term liabilities	103	29	451	(95)

Net cash provided by operating activities	7,901	14,279	24,339	36,469

Cash flows from investing activities
Purchases of marketable securities	(30,011)	(29,961)	(30,011)	(185,349)
Proceeds from sale or disposal of marketable securities	—	20,000	—	125,000
Purchases of property and equipment	(445)	(1,809)	(3,373)	(4,243)
Intangible asset additions	—	(39)	—	(416)
Decrease in restricted cash and deposits	226	—	219	5

Net cash used in investing activities	(30,230)	(11,809)	(33,165)	(65,003)

Cash flows from financing activities
Proceeds from issuance of common stock in connection with initial public offering, net of issuance costs of $1,397	(125)	—	84,162	—
Proceeds from issuance of common stock in connection with secondary public offering, net of issuance costs of $266	1,478	—	1,478	—
Payments of issuance costs related to secondary offering of common stock	—	—	—	(196)
Stock option related activity	351	(691)	517	5,985

Net cash provided by (used in) financing activities	1,704	(691)	86,157	5,789

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(92)	(139)	46	(265)

Net increase (decrease) in cash and cash equivalents	(20,717)	1,640	77,377	(23,010)
Cash and cash equivalents, beginning of period	121,007	75,640	22,913	100,290

Cash and cash equivalents, end of period	$100,290	$77,280	$100,290	$77,280